THERMON REPORTS FIRST QUARTER FISCAL 2017 RESULTS

Thermon Announces Fiscal 2017 First Quarter Revenue of $63.4 million and EPS of $0.08

SAN MARCOS, Texas, August 3, 2016 -- Thermon Group Holdings, Inc. (NYSE:THR) (the "Company," "Thermon," "we" or "our") today announced consolidated financial results for the first quarter of the fiscal year ending March 31, 2017 ("Q1 2017").

Financial summary for Q1 2017 compared to the three months ended June 30, 2015 ("Q1 2016"):

•	Revenue of $63.4 million, a decrease of 3% compared to Q1 2016

•	Orders of $77.5 million, a 21% increase compared to Q1 2016

•	Backlog of $95.4 million compared to $76.4 million at Q1 2016

•	Gross margin of 41% compared to 47% in Q1 2016

•	Fully diluted GAAP EPS of $0.08 compared to $0.14 in Q1 2016

"We were pleased to see an increase in orders and backlog during the first quarter; however, gross margin performance fell significantly below our expectations. The gross margin results reflect continued volatility in the end markets we serve and an increased level of pricing pressure. In addition, higher concentrations of Greenfield and facility upgrade and expansion ("UE") revenue, product and service mix and geographic mix all magnified the downward pressure on gross margins. We believe that gross margin pressure will continue in the near-term while our end markets begin to recover.

"Our strong balance sheet enables us to operate from a position of strength, and we will continue to invest in certain long-term growth opportunities that we believe will create significant shareholder value in the future. However, we will prudently manage our spending and optimize our cost structure where appropriate," said Bruce Thames, President and Chief Executive Officer.

During Q1 2017, the Company generated revenue of $63.4 million versus $65.2 million in Q1 2016, a decrease of $1.8 million or 3%. On a comparative basis, foreign currency translation effects negatively impacted Q1 2017 revenue by $0.7 million or 1%. Revenue generated from the acquisition of Industrial Process Insulators, Inc. totaled $5.5 million during Q1 2017. During Q1 2017, Greenfield and MRO/UE (facility maintenance, repair and operations and upgrade or expansion) revenue totaled 43% and 57% of revenue, respectively, compared to 38% and 62% in Q1 2016, respectively.

Gross margin during Q1 2017 was 41.2% compared to 47.1% in Q1 2016. Gross margin performance during the quarter was negatively impacted by a higher concentration of Greenfield and UE sales where margins are typically lower due to factors such as pricing pressure and product mix and lumpiness related to the supply of third party sourced products ("buy-out products"). Additionally, a higher level of construction revenue in Q1 2017 negatively impacted gross margin by approximately 2%.

Q1 2017 orders were $77.5 million versus $63.9 million in Q1 2016, an increase of $13.6 million or 21%. Q1 2017 backlog of $95.4 million represents a 25% increase over Q1 2016 backlog of $76.4 million.

Q1 2017 net income attributable to Thermon and GAAP EPS was $2.5 million or $0.08 per fully diluted common share compared to $4.4 million or $0.14 per fully diluted common share in Q1 2016. After taking into account certain one-time charges (see table, Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS), the Company generated Adjusted net income in Q1 2017 of $2.5 million and Adjusted EPS of $0.08 per fully diluted common share compared to $5.9 million and $0.18 per fully diluted common share in Q1 2016.

Outlook

The Company is maintaining its revenue guidance of flat to low single-digit growth in fiscal 2017 as compared to fiscal 2016 and expects the second half of the year to be stronger than the first half based on the timing of projects currently in backlog. In addition, the Company anticipates that the gross margin pressure experienced during the first quarter will continue in the near term; however, this should be mitigated with the typical seasonality of the business beginning in the third quarter.

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer and Jay Peterson, Chief Financial Officer, will discuss Q1 2017 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, and complementary products and services for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted net income," "Free cash flow" and "Return on equity," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted net income" and "Adjusted fully diluted earnings per share (or EPS)" represents net income attributable to Thermon before acquisition related contingent consideration accounted for as compensation, adjustments to our deferred tax liability for a tax rate change, and the income tax effect of any non-tax adjustments, per fully-diluted common share in the case of Adjusted EPS. "Adjusted EBITDA" represents net income attributable to Thermon before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, non-controlling interests and acquisition related contingent consideration accounted for as compensation. "Return on equity" for the three month periods ended June 30, 2016 and 2015, represents Adjusted EBITDA for each respective period that is multiplied by four to represent a full year's results, divided by the average of total equity at June 30 and March 31 for each respective period. We believe that the average total equity properly accounts for net income that occurred during the three months ended June 30, 2016 and 2015. "Free cash flow" represents cash provided by operating activities less cash used for the purchase of property, plant and equipment, net of sales of rental equipment and proceeds from sale of land. Foreign currency impact on revenue is calculated by comparing actual current period revenue in U.S. Dollars to the theoretical U.S. Dollar revenue we would have achieved based on the weighted-average foreign exchange rates in effect in the comparative prior period for all applicable foreign currencies.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted net income or Return on equity. Adjusted EPS, Adjusted EBITDA, Adjusted net income and Return on equity should be considered in addition to, not as substitutes for, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free cash flow as a measure of our liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow and Return on equity may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted net income, Return on equity and Free cash flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA and Return on Equity," "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future," "should be" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xv) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the Securities and Exchange Commission on May 31, 2016. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Sarah Alexander

(512) 396-5801

Investor.Relations@thermon.com

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations and Selected Balance Sheet Data
(Unaudited, in Thousands except per share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2016	June 30, 2015
Sales	$63,396	$65,223
Cost of sales	37,282	34,486
Gross profit	26,114	30,737
Operating expenses:
Marketing, general and administrative and engineering	18,202	17,598
Acquisition related compensation	—	1,376
Stock compensation expense	906	875
Amortization of other intangible assets	2,816	2,816
Income from operations	4,190	8,072
Interest income and expense, net	(706)	(802)
Debt cost amortization	(102)	(109)
Interest expense, net	(808)	(911)

Other income (expense)	277	(168)
Income before provision for taxes	3,659	6,993
Income tax expense	1,015	2,467
Net income	2,644	4,526

Income attributable to non-controlling interests	118	97
Net income attributable to Thermon	$2,526	$4,429

Net income per common share:
Basic income per share	$0.08	$0.14
Diluted income per share	$0.08	$0.14
Weighted-average shares used in computing net income per common share:
Basic common shares	32,232	32,103
Fully-diluted common shares	32,694	32,492

	June 30, 2016 (unaudited)	March 31, 2016
Cash	$72,558	$84,570
Total debt	90,332	93,612
Total equity	301,883	298,701

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA and Return on Equity
(Unaudited, in Thousands except Return on Equity)

Adjusted EBITDA and Return on Equity	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015
Net income attributable to Thermon	$2,526	$4,429
Interest expense, net	808	911
Income tax expense	1,015	2,467
Depreciation and amortization expense	4,230	4,012
EBITDA (non-GAAP basis)	$8,579	$11,819
Stock compensation expense	906	875
Non-controlling interests	118	97
Acquisition related contingent consideration accounted for as compensation	—	1,376
Adjusted EBITDA (non-GAAP basis)	$9,603	$14,167

Adjusted EBITDA - Annualized for a full fiscal year (non-GAAP basis)	$38,412	$56,668

Average total equity for the three month periods ended June 30,	$300,292	$277,238

Return on Equity (non-GAAP basis)	13%	20%

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS
(Unaudited, in Thousands except per share amounts)

Adjusted Net Income and Adjusted EPS	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Adjustment to:

GAAP net income attributable to Thermon	$2,526	$4,429

Acquisition related contingent consideration accounted for as compensation	—	1,376	Operating expense
Tax effect of Canadian tax rate change on deferred tax liability	—	455	Income tax expense
Tax effect of non-tax adjustments	—	(365)	Income tax expense
Adjusted net income (non-GAAP)	$2,526	$5,895

Adjusted fully-diluted earnings per common share (non-GAAP)	$0.08	$0.18

Fully-diluted common shares	32,694	32,492

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow
(Unaudited, in Thousands)

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015
Cash provided by (used in) operating activities	$(7,034)	$3,979
Less: Cash used for purchases of property, plant and equipment	(2,009)	(3,783)
Plus: Sale of rental equipment	20	—
Plus: Proceeds from land sale	441	—
Free cash flow provided (used)	$(8,582)	$196